Exhibit 10.20

December 20, 2010

Mr. Patrick Keyes
[            ]
[            ]

Dear Pat:

On behalf of Wisconsin Energy Corporation, I am pleased to confirm the offer of employment I have extended to you for the position of Vice President and Treasurer of Wisconsin Energy Corporation reporting to Mr. Allen Leverett, Executive Vice President and Chief Financial Officer. Your start date will be mutually agreed to at a later date but is expected to be no later than April 30, 2011.

The annual base salary offered for this position is $265,000, payable in accordance with the Company's regular payroll practices. Other compensation and benefits associated with this offer are outlined below.

Special Signing Bonus
You will receive a special signing bonus of $100,000 payable promptly after reporting for work. This amount is subject to all applicable taxes.

Annual Incentive Plan
In addition to your base salary, you will participate in the Short-Term Performance Plan. Under this plan, your target award level is 40 percent of base salary. Payment is earned when you and the Company meet pre-established performance targets based on WEC financial performance and results against certain operational targets. Since the plan has an upside potential of 200% of the target award, payments may range from 0% to 80% of your base salary based on the degree to which the performance goals are met. Participation in this plan is reviewed annually.

Long-Term Incentive Awards
You will participate in the long-term incentive plan with a target compensation level of 69 percent of base salary. Awards may be in the form of stock options, restricted stock, performance units or such other form as approved by the Compensation Committee. The current practice is to award 80% of the target compensation level in the form of performance units, 10% in stock options, and 10% in restricted stock. These weightings and the forms of awards are subject to annual review.

401(k)
You will be eligible to participate in the company's 401(k) plan. The company matches 100% of the first 1 percent of participant contributions and 50% of the next 6 percent of participant contributions, resulting in a 4% match on participant contributions of 7%.

Deferred Compensation
You will be eligible to participate in the Executive Deferred Compensation Plan, which allows deferral of a portion of base salary and incentive awards into a nonqualified account. You will have the opportunity to select among a variety of investment alternatives for any amounts you elect to defer. The company matches amounts deferred to the plan consistent with the matching formula applied to the 401(k).

Pension Benefit
The company offers a cash balance type defined benefit pension plan with a minimum annual contribution of 5% of base salary and annual incentive. Interest on this account is credited annually. Pension benefits are provided through both a tax-qualified and nonqualified plan to ensure that IRS limits on compensation recognized by the qualified plan do not impact the overall pension benefit.

Supplemental Pension Benefit
The company will establish a notional account to provide supplemental pension benefits. The account will be credited with $100,000 at the time you commence employment and will vest upon attainment of age 60 or completion of 10 years of service, whichever comes first. The account will be credited with interest annually at the same rate applied to balances in the qualified pension plan.

Medical and Dental Benefits
You will be eligible to participate in the medical and dental benefit plans available to other management employees of the company.

Life Insurance
You will be eligible for group term life insurance at two times your base salary at no cost. You will also be eligible to purchase voluntary life insurance for up to an additional three times your base salary.

In addition, you will participate in a Death Benefit Only Plan, which provides a benefit of three times your then current base salary to your beneficiary if you should die while employed with the company.

Long-term disability
After six months of employment, you will be eligible for long-term disability benefits, which would begin on the 181st day after you become disabled. The company provides 60% base salary replacement at no cost to you. You will have the option to increase the benefit to 65% or 70% of salary, with the premium being paid by you.

Vacation
You will be eligible for 20 days of vacation annually. Vacation eligibility for 2011 will be pro-rated based on your date of hire. You will continue to have 20 days of vacation until the year in which the next increment of vacation is allocated under company policy. Currently, the policy would provide an additional week of vacation to you at each 7 year service anniversary, up to a maximum of 6 weeks. In addition, the company currently provides 10 paid holidays.

Financial Planning
You will be credited with an annual financial planning benefit of $9,000. You will have discretion to choose the provider.

Annual Physical Benefit
You will be eligible to receive an executive physical annually at no cost to you.

All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

This offer is contingent upon the successful outcome of a criminal background investigation and a pre-employment drug screen. The pre-employment drug screen timing will be communicated to you at a later date and you will be expected to comply with the screening requirement within 24 hours of notification. In addition, your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and likewise, you may resign at any time and without notice.

This offer supersedes but hopefully confirms all prior discussions and will remain open until
January 14, 2011. Please acknowledge the details of this offer and your acceptance on the line below and return it to me. An additional copy of this offer is enclosed for your records. If you have any questions regarding the details of this offer, please feel free to contact me or Allen Leverett directly.

Sincerely,

/s/ Gale E. Klappa

Gale E. Klappa
Chairman, President and Chief Executive Officer

I have reviewed and accept this offer of employment.

Signature: /s/ James Patrick Keyes	Date January 4, 2011